Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Plan Administrator of the Financial Institutions, Inc. 401(k) Plan:

We consent to incorporation by reference in the Registration Statement on Form S-8 (File No. 333-87338) pertaining to the Financial Institutions, Inc. 401(k) Plan of our report dated June 24, 2009 relating to the statements of net assets available for benefits of Financial Institutions, Inc. 401(k) Plan as of December 31, 2008 and 2007, and the related statements of changes in net assets available for benefits for the years then ended, and the related supplemental Schedule of Assets (Held at End of Year) as of December 31, 2008, which report is included in the annual report (Form 11-K) of the Financial Institutions, Inc. 401(k) Plan for the years ended December 31, 2008 and 2007.

\s\ Bonadio & Co., LP

Pittsford, New York
June 24, 2009